American Funds Tax-Exempt Fund of New York One Market, Steuart Tower, Suite 2000 San Francisco, California 90071 Telephone (415) 421-9360 Fax (415) 393-7140
July 31, 2011
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,120
Class B	$0
Class C	$17
Class F1	$13
Class F2	$27
Total	$1,177

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1972
Class B	$0.1399
Class C	$0.1419
Class F1	$0.1901
Class F2	$0.2058

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	6,232
Class B	12
Class C	211
Class F1	87
Class F2	317
Total	6,859

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$9.98
Class B	$9.98
Class C	$9.98
Class F1	$9.98
Class F2	$9.98